Exhibit 99.1

Full Circle Capital Provides Update

on Fourth Quarter Fiscal 2015 Portfolio Activity

Fourth Quarter Investment Totals $25.8 Million

GREENWICH, CT, July 15, 2015 – Full Circle Capital Corporation (NASDAQ: FULL) (“Full Circle Capital”) today released an update of its investment portfolio activity for the fourth quarter of fiscal 2015 ended June 30, 2015.

During the fourth quarter of fiscal 2015, Full Circle Capital completed portfolio investments funding approximately $25.8 million, representing investments in six new portfolio companies. Details of specific portfolio activity are provided below:

Portfolio Investments:

On April 1, 2015, Full Circle Capital funded $3.2 million of $23.5 million in unsecured notes issued by GC Pivotal, LLC, a data connectivity service company. The notes bear interest at 11.00% and have a final maturity of December 31, 2020.

During the fourth fiscal quarter of 2015, Full Circle Capital purchased an additional $5.0 million of $210 million senior secured notes to US Shale Solutions, Inc., an oil and gas field services company, for approximately $2.5 million. The notes carry a coupon of 12.50% and have a final maturity of September 1, 2017.

On April 29, 2015, Full Circle Capital funded the $8.0 million of first-out senior secured notes issued by Sundberg America, LLC et al., an appliance parts distributor, in connection with a $43.0 million note issuance by Sundberg America, LLC et al. The notes bear interest at 9.50% and have a final maturity of April 29, 2020.

On May 14, 2015, Full Circle Capital funded a $3.5 million investment in RiceBran Technologies Corporation, a grain mill products company. Of this amount, $1.0 million reflected the initial drawdown on a $3.5 million revolving credit facility and $2.5 million was in the form of a senior secured term loan issued by RiceBran Technologies. Both the credit facility and the senior secured loan bear interest at one month LIBOR plus 10.75% and have a final maturity of June 1, 2018. Full Circle Capital also received warrants to purchase 300,000 shares in RiceBran Technologies Corporation at a $5.25 strike price, which expire on May 12, 2020.

On June 17, 2015, Full Circle Capital invested $4.0 million in a senior secured term loan issued by AP Gaming I, LLC, a gaming machine manufacturer. The term loan bears interest at one month LIBOR (with a floor rate of 1.00%) plus 8.25% and has a final maturity of December 20, 2020. Additionally, Full Circle Capital has a $2.0 million unfunded revolver commitment to AP Gaming I, LLC.

On June 29, 2015, Full Circle Capital purchased $2.0 million of senior secured notes issued by Lee Enterprises Incorporated, a daily and weekly newspaper publisher. The notes bear interest at 9.50% and have a final maturity of March 15, 2022.

On June 30, 2015, Full Circle Capital funded a $2.6 million synthetic secured loan in the form of a total return swap. More specifically, Full Circle Capital purchased 60,000 shares of Granite Ridge Holdings, LLC, a power generation company, for approximately $13 million. Full Circle contemporaneously entered into a collateralized swap agreement with another a private fund, which posted $10.4 million of cash collateral, whereby Full Circle Capital swapped the returns on the shares for a fixed rate of 15.0% on the net loan amount.

Portfolio Repayments:

Subsequent to the quarter ended June 30, 2015, the senior secured credit facility and revolving commitment with Butler Burger Group, LLC, was fully repaid at par plus accrued interest and fees for total proceeds of $8,628,197.

“We remain focused on deploying capital in a disciplined manner following our successful capital raise in March,” said Gregg J. Felton, President and Chief Executive Officer of Full Circle Capital Corporation. “Further, we have been satisfied with the current pace of investment activity and we intend to continue to identify opportunistic transactions, such as the total return swap we executed during the quarter ended June 30, 2015.

In addition, management remains confident with its current distribution profile, particularly in light of Full Circle Advisors’ fee waiver, implemented during the most recent fiscal quarter, to support the Company’s distribution policy.”

About Full Circle Capital

Full Circle Capital Corporation (NASDAQ: FULL) is a Greenwich, Connecticut based closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Full Circle Capital lends to and invests in senior secured loans and, to a lesser extent, mezzanine loans and equity securities issued by smaller and lower middle-market companies that operate in a diverse range of industries. Full Circle Capital’s investment objective is to generate both current income and capital appreciation through debt and equity investments. For additional information visit the company’s website, www.fccapital.com.

Forward-Looking Statements

This press release contains forward-looking statements which relate to future events or Full Circle Capital's future performance or financial condition. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Full Circle Capital's filings with the Securities and Exchange Commission. Full Circle Capital undertakes no duty to update any forward-looking statements made herein.

Company Contacts:	Investor Relations Contacts:
Gregg J. Felton, President and Chief Executive Officer	Garrett Edson/Brad Cohen
John Stuart, Chairman	ICR, LLC
Full Circle Capital Corporation	(203) 682-8200
(203) 900-2102
info@fccapital.com